Exhibit 99.1

NRG Energy, Inc. Reports Second Quarter 2023 Results and Reaffirms 2023 Financial Guidance
•Strong second quarter performance resulted in GAAP Net Income of $308 million and Adjusted EBITDA of $819 million
•Energy business benefited from customer growth, strong plant operations, diversified supply strategy and favorable market conditions
•Vivint Smart Home segment increased second quarter revenue by 12%1 , surpassed 2 million customers, and delivered impressive monthly recurring service margin
•Completed $200 million in debt reduction and $50 million in share repurchases through July
•Increasing 2023 growth contribution target to $60 million from $30 million

HOUSTON—August 8, 2023—NRG Energy, Inc. (NYSE: NRG) today reported second quarter 2023 results.
“NRG had a solid second quarter with strong financial results and excellent progress on our strategic priorities. Our plants performed well during this period of record peak demand, and we continued to grow our customers and margins," said Mauricio Gutierrez, NRG President and Chief Executive Officer. “We are advancing our consumer strategy and delivering on our commitments. NRG is well-positioned to create significant shareholder value capitalizing on the convergence of energy and smart technologies in the home.”

Quarterly Financial Results
NRG reported second quarter 2023 Net Income of $308 million. Adjusted EBITDA for the second quarter was $819 million, Cash Provided by Operating Activities was $570 million, and Free Cash Flow Before Growth Investments (FCFbG) was $425 million.

NRG Strategic Developments
Enhanced Operating Efficiency and Growth Initiatives - $300 Million Growth and $250 Million Cost Savings Plan Through 2025
During its June 2023 Investor Day, NRG provided a strategic update on its consumer services strategy. NRG is positioned to fully capitalize on its market leadership and approximately 7.5 million residential customer base. NRG's enhanced consumer services platform is creating new, high-margin recurring revenue streams while extending customer tenure and reach. Through a combination of cross-selling, bundling, and organic growth, NRG expects to achieve $300 million of incremental FCFbG by 2025. Given the positive results of various initiatives to date, the Company is increasing the growth plan’s 2023 contribution to FCFbG to $60 million, from $30 million.

Reflecting the Company's focus on cost discipline and operational excellence, NRG in June announced an additional $150 million cost reduction program that is expected to be completed by 2025, derived from operations and maintenance efficiencies, sourcing optimization, automation, service levels, and spans of control. This $150 million cost reduction program is incremental to the $100 million in cost synergies related to the Vivint Smart Home acquisition and totals $250 million in cost savings by 2025. Additionally, NRG expects to complete its $300 million in Direct Energy cost synergies program by the end of 2023.

1 Adjusted to reflect the sale of Vivint Smart Home's Canada business, which was completed in June 2022

Revised Capital Allocation Framework
In June 2023, having line-of-sight to its investment needs following the Vivint Smart Home acquisition, NRG revised its long-term capital allocation policy to target allocating approximately 80% of cash available for allocation after debt reduction to be returned to shareholders. As part of the revised capital allocation framework, the Board of Directors approved an increase in its share repurchase authorization to $2.7 billion to be executed through 2025. NRG has executed $50 million in share repurchases in July 2023.

Also in June 2023, NRG provided visibility in achieving its target investment grade credit metrics of 2.50-2.75x net debt / adjusted corporate EBITDA by 2025, allocating up to $2.55 billion of capital available for allocation to debt reduction. As part of this plan, the Company expects to reduce its debt by $1.4 billion in 2023 with $900 million funded with cash from operations and $500 million with proceeds from the sale of STP. As of July 31, 2023, the Company executed $200 million in debt reduction.

On July 17, 2023, NRG announced that its Board of Directors declared a quarterly dividend on the Company's common stock of $0.3775 per share. The dividend is payable on August 15, 2023, to stockholders of record as of August 1, 2023.

NRG's share repurchase program and common stock dividend are subject to maintaining satisfactory credit metrics, available capital, market conditions, and compliance with associated laws and regulations. The timing and amount of any shares of NRG’s common stock that are repurchased under the share repurchase authorization will be determined by NRG’s management based on market conditions and other factors. NRG will only repurchase shares when management believes it would not jeopardize the company’s ability to maintain satisfactory credit ratings.

W.A. Parish Outage
In May 2022, W.A. Parish Unit 8 came offline as a result of damage to the steam turbine/generator. Based on work completed to date, the Company expects to return the unit to service in late August 2023. NRG expects lost revenues and expenditures incurred in 2023 to be offset by insurance recoveries.

Sale of 44% Equity Interest in the South Texas Project (STP)
On May 31, 2023, the Company entered into an agreement to sell its 44% equity interest in STP for $1.75 billion, unlocking significant shareholder value. The transaction is subject to regulatory approvals by the United States Nuclear Regulatory Commission and the Hart-Scott-Rodino Act and is expected to close by the end of 2023.

Year in Review, Including 13th Annual Sustainability Update
NRG released its 2022 Year in Review, including its 13th year of sustainability reporting, providing an update on the Company’s dedication to people, commitment to environmental stewardship, and governance. The report highlights a record year of safety performance and customer retention, as well as many initiatives that reflect NRG's commitment to employee well-being and community. Additionally, as of December 31, 2022, NRG recorded an approximately 42% reduction in greenhouse gas emissions from the 2014 base year and a 60% decrease in revenue carbon intensity since 2020.

Consolidated Financial Results

	Three Months Ended		Six Months Ended
($ in millions)	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Net Income/(Loss)	$308	$513	$(1,027)	$2,249
Cash Provided/(Used) by Operating Activities	$570	$1,513	$(1,028)	$3,189
Adjusted EBITDA	$819	$386	$1,465	$922
Free Cash Flow Before Growth Investments (FCFbG)	$425	$97	$628	$336

Segments Results

Table 1: Net Income/(Loss)

($ in millions)	Three Months Ended		Six Months Ended
Segment	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Texas	$785	$762	$1,069	$1,533
East	(101)	(12)	(1,503)	1,526
West/Services/Other[a]	(353)	(237)	(531)	(810)
Vivint Smart Home[b]	$(23)	N/A	$(62)	N/A
Net Income/(Loss)	$308	$513	$(1,027)	$2,249
a. Includes Corporate segment
b. Vivint Smart Home acquired in March 2023

Net Income for the second quarter was $205 million lower than the second quarter of 2022, primarily driven by lower mark-to-market non-cash gains on economic hedge positions in Texas and the East. Net Loss for the six months ended June 30, 2023 was $1.0 billion, $3.3 billion lower than the prior year. This was driven by unrealized mark-to-market non-cash losses on economic natural gas and power hedges in the first quarter of 2023. Certain hedge positions are required to be marked-to-market every period, while the customer contracts related to these items are not, resulting in temporary unrealized non-cash losses or gains on the economic hedges that are not reflective of the expected economics at future settlement.

Table 2: Adjusted EBITDA

($ in millions)	Three Months Ended		Six Months Ended
Segment	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Texas	$504	$263	$758	$474
East	77	68	391	400
West/Services/Other[a]	21	55	26	48
Vivint Smart Home[b]	$217	N/A	$290	N/A
Adjusted EBITDA	$819	$386	$1,465	$922
a. Includes Corporate segment
b. Vivint Smart Home acquired in March 2023

Texas: Second quarter Adjusted EBITDA was $504 million, $241 million higher than the second quarter of 2022. This increase was primarily driven by lower retail supply costs, including the impact of lower power pricing, the diversified supply strategy, and improved plant performance coupled with the 2022 impact of the W.A. Parish Unit 8 extended outage. This increase was partially offset by a decrease in retail load and higher operating costs due to an increase in planned outages in the second quarter of 2023 compared to the second quarter of 2022.

East: Second quarter Adjusted EBITDA was $77 million, $9 million higher than the second quarter of 2022. This increase was primarily driven by increased retail power margins, partially offset by asset retirements and lower retail natural gas margins.

West/Services/Other: Second quarter Adjusted EBITDA was $21 million, $34 million lower than the second quarter of 2022, primarily driven by lower contributions from the services businesses and Cottonwood.

Vivint Smart Home: Adjusted EBITDA was $217 million in the second quarter of 2023.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	6/30/23	12/31/22
Cash and Cash Equivalents	$422	$430
Restricted Cash	26	40
Total	448	470
Total Revolving Credit Facility and collective collateral facilities	4,067	2,324
Total Liquidity, excluding collateral deposited by counterparties	$4,515	$2,794

As of June 30, 2023, NRG's cash was $422 million, and $4.1 billion was available under the Company’s credit facilities. Total liquidity was $4.5 billion, $1.7 billion higher than at the end of 2022. This increase was due to specific initiatives to optimize the amount of collateral supporting NRG's market operations activity and increases in credit facilities.

2023 Guidance
NRG is reaffirming its Adjusted EBITDA, Cash provided by operating activities, and FCFbG guidance for 2023 as set forth below.

Table 4: Adjusted EBITDA, Cash Provided by Operating Activities, and FCFbG Guidancea

2023
(In millions)	Guidance
Adjusted EBITDA	$3,010 - $3,250
Cash Provided by Operating Activities	$1,610 - $1,850
FCFbG	$1,620 - $1,860
a. Non-GAAP financial measure; see Appendix Table A-8 for GAAP Reconciliation from Net Income to FCFbG. Adjusted EBITDA excludes fair value adjustments related to derivatives. The Company is unable to provide guidance for Net Income due to the impact of such fair value adjustments related to derivatives in a given year.

Earnings Conference Call
On August 8, 2023, NRG will host a conference call at 9:00 a.m. Eastern (8:00 a.m. Central) to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials through the investor relations website under “presentations and webcasts” on investors.nrg.com. The webcast will be archived on the site for those unable to listen in real time.

About NRG
NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice. More information is available at www.nrg.com. Connect with NRG on Facebook and LinkedIn, and follow us on Twitter, @nrgenergy.

Forward-Looking Statements
In addition to historical information, the information presented in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the Company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, including increasing interest rates and rising inflation, hazards customary in the power industry, weather conditions and extreme weather events, competition in wholesale power, gas and smart home markets, the volatility of energy and fuel prices, failure of customers or counterparties to perform under contracts, changes in the wholesale power and gas markets, changes in government or market regulations, the condition of capital markets generally and NRG’s ability to access capital markets, NRG’s ability to execute its market operations strategy, risks related to data privacy, cyberterrorism and inadequate cybersecurity, the loss of data, unanticipated outages at NRG’s generation facilities, NRG’s ability to achieve its net debt targets, adverse results in current and future litigation, complaints, product liability claims and/or adverse publicity, failure to identify, execute or successfully implement acquisitions or asset sales, risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process, the impact of changes in consumer spending patterns, consumer preferences, geopolitical tensions, demographic trends, supply chain disruptions, NRG’s ability to implement value enhancing improvements to plant operations and company wide processes, NRG’s ability to achieve or maintain investment grade credit metrics, NRG’s ability to proceed with projects under development or the inability to complete the construction of such projects on schedule or within budget, the inability to maintain or create successful partnering relationships, NRG’s ability to operate its business efficiently, NRG’s ability to retain retail customers, the ability to successfully integrate businesses of acquired companies, including Direct Energy and Vivint Smart Home, NRG’s ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, and NRG’s ability to execute its capital allocation plan. Achieving investment grade credit metrics is not an indication of or guarantee that the Company will receive investment grade credit ratings. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The adjusted EBITDA, cash provided by operating activities and free cash flow before growth guidance are estimates as of August 8, 2023. These estimates are based on assumptions NRG believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the Securities and Exchange Commission at www.sec.gov. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in NRG’s most recent Annual Report on Form 10-K, and in subsequent SEC filings. NRG’s forward-looking statements speak only as of the date of this communication or as of the date they are made.

Contacts:

Media:	Investors:
Laura Avant	Brendan Mulhern
713.537.5437	609.524.4767

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In millions, except for per share amounts)	2023	2022	2023	2022
Revenue
Revenue	$6,348	$7,282	$14,070	$15,178
Operating Costs and Expenses
Cost of operations (excluding depreciation and amortization shown below)	4,962	5,887	13,740	10,817
Depreciation and amortization	315	157	505	340
Impairment losses	—	155	—	155
Selling, general and administrative costs	522	351	948	698
Acquisition-related transaction and integration costs	22	10	93	18
Total operating costs and expenses	5,821	6,560	15,286	12,028
Gain on sale of assets	3	32	202	29
Operating Income/(Loss)	530	754	(1,014)	3,179
Other Income/(Expense)
Equity in earnings/(losses) of unconsolidated affiliates	5	4	10	(11)
Other income, net	13	12	29	12
Interest expense	(151)	(105)	(299)	(208)
Total other expense	(133)	(89)	(260)	(207)
Income/(Loss) Before Income Taxes	397	665	(1,274)	2,972
Income tax expense/(benefit)	89	152	(247)	723
Net Income/(Loss)	$308	$513	$(1,027)	$2,249
Less: Cumulative dividends attributable to Series A Preferred Stock	17	—	21	—
Net Income/(Loss) Available for Common Stockholders	$291	$513	$(1,048)	$2,249
Income/(Loss) per Share
Weighted average number of common shares outstanding — basic	231	237	230	240
Income/(Loss) per Weighted Average Common Share — Basic	$1.26	$2.16	$(4.56)	$9.37
Weighted average number of common shares outstanding — diluted	232	237	230	240
Income/(Loss) per Weighted Average Common Share —Diluted	$1.25	$2.16	$(4.56)	$9.37

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In millions)	2023	2022	2023	2022
Net Income/(Loss)	$308	$513	$(1,027)	$2,249
Other Comprehensive Income/(Loss)
Foreign currency translation adjustments	6	(22)	8	(13)
Defined benefit plans	—	20	(1)	19
Other comprehensive income/(loss)	6	(2)	7	6
Comprehensive Income/(Loss)	$314	$511	$(1,020)	$2,255

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
(In millions, except share data and liquidation preference on preferred stock)	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$422	$430
Funds deposited by counterparties	365	1,708
Restricted cash	26	40
Accounts receivable, net	3,274	4,773
Inventory	686	751
Derivative instruments	4,423	7,886
Cash collateral paid in support of energy risk management activities	270	260
Prepayments and other current assets	580	383
Current assets - held-for-sale	75	—
Total current assets	10,121	16,231
Property, plant and equipment, net	1,706	1,692
Other Assets
Equity investments in affiliates	139	133
Operating lease right-of-use assets, net	221	225
Goodwill	5,143	1,650
Customer relationships, net	2,446	943
Other intangible assets, net	1,897	1,189
Nuclear decommissioning trust fund	—	838
Derivative instruments	2,910	4,108
Deferred income taxes	2,711	1,881
Other non-current assets	536	251
Non-current assets - held-for-sale	1,161	5
Total other assets	17,164	11,223
Total Assets	$28,991	$29,146

	June 30, 2023	December 31, 2022
(In millions, except share data and liquidation preference on preferred stock)	(Unaudited)	(Audited)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	$1,319	$63
Current portion of operating lease liabilities	91	83
Accounts payable	2,107	3,643
Derivative instruments	3,832	6,195
Cash collateral received in support of energy risk management activities	365	1,708
Deferred revenue current	731	176
Accrued expenses and other current liabilities	1,395	1,110
Current liabilities - held-for-sale	36	4
Total current liabilities	9,876	12,982
Other Liabilities
Long-term debt and finance leases	10,737	7,976
Non-current operating lease liabilities	165	180
Nuclear decommissioning reserve	—	340
Nuclear decommissioning trust liability	—	477
Derivative instruments	1,889	2,246
Deferred income taxes	130	134
Deferred revenue non-current	927	10
Other non-current liabilities	988	942
Non-current liabilities - held-for-sale	947	31
Total other liabilities	15,783	12,336
Total Liabilities	25,659	25,318
Commitments and Contingencies
Stockholders' Equity
Preferred stock; 10,000,000 shares authorized; 650,000 Series A shares issued and outstanding at June 30, 2023 (liquidation preference $1,000); 0 shares issued and outstanding at December 31, 2022	650	—
Common stock; $0.01 par value; 500,000,000 shares authorized; 424,675,214 and 423,897,001 shares issued and 230,425,759 and 229,561,030 shares outstanding at June 30, 2023 and December 31, 2022, respectively	4	4
Additional paid-in-capital	8,504	8,457
Retained earnings	205	1,408
Treasury stock, at cost 194,249,455 and 194,335,971 shares at June 30, 2023 and December 31, 2022, respectively	(5,861)	(5,864)
Accumulated other comprehensive loss	(170)	(177)
Total Stockholders' Equity	3,332	3,828
Total Liabilities and Stockholders' Equity	$28,991	$29,146

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended June 30,
(In millions)	2023	2022
Cash Flows from Operating Activities
Net (Loss)/Income	$(1,027)	$2,249
Adjustments to reconcile net (loss)/income to cash (used)/provided by operating activities:
Distributions from and equity in (earnings)/losses of unconsolidated affiliates	(9)	16
Depreciation and amortization	505	340
Accretion of asset retirement obligations	5	16
Provision for credit losses	80	51
Amortization of nuclear fuel	26	28
Amortization of financing costs and debt discounts	31	11
Amortization of in-the-money contracts and emissions allowances	112	128
Amortization of unearned equity compensation	61	14
Net gain on sale of assets and disposal of assets	(187)	(46)
Impairment losses	—	155
Changes in derivative instruments	1,515	(3,918)
Changes in current and deferred income taxes and liability for uncertain tax benefits	(282)	672
Changes in collateral deposits in support of risk management activities	(1,355)	3,121
Changes in nuclear decommissioning trust liability	2	(5)
Uplift securitization proceeds received from ERCOT	—	689
Changes in other working capital	(505)	(332)
Cash (used)/provided by operating activities	(1,028)	3,189
Cash Flows from Investing Activities
Payments for acquisitions of businesses and assets, net of cash acquired	(2,498)	(53)
Capital expenditures	(324)	(150)
Net purchases of emission allowances	(25)	(19)
Investments in nuclear decommissioning trust fund securities	(185)	(271)
Proceeds from the sale of nuclear decommissioning trust fund securities	180	278
Proceeds from sales of assets, net of cash disposed	229	96
Proceeds from insurance recoveries for property, plant and equipment, net	121	—
Cash used by investing activities	(2,502)	(119)
Cash Flows from Financing Activities
Proceeds from issuance of preferred stock, net of fees	635	—
Payments of dividends to common stockholders	(174)	(168)
Payments for share repurchase activity(a)	(16)	(366)
Net receipts from settlement of acquired derivatives that include financing elements	318	950
Net proceeds of Revolving Credit Facility	700	—
Proceeds from issuance of long-term debt	731	—
Payments of debt issuance costs	(22)	—
Repayments of long-term debt and finance leases	(10)	(2)
Cash provided by financing activities	2,162	414
Effect of exchange rate changes on cash and cash equivalents	3	—
Net (Decrease)/Increase in Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash	(1,365)	3,484
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at Beginning of Period	2,178	1,110
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at End of Period	$813	$4,594
(a)Includes $(16) million and $(6) million for tax withholdings on equity awards during the six months ended June 30, 2023 and June 30, 2022, respectively

Appendix Table A-1: Second Quarter 2023 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss)1:

($ in millions)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total
Net Income/(Loss)	$785	$(101)	$(129)	$(23)	$(224)	$308
Plus:
Interest expense, net	3	(4)	6	28	104	137
Income tax	—	1	1	—	87	89
Depreciation and amortization	73	30	23	180	9	315
ARO Expense	2	(2)	(1)	—	—	(1)
Contract and emission credit amortization, net	3	(16)	3	—	—	(10)
EBITDA	866	(92)	(97)	185	(24)	838
Stock-based compensation	5	2	1	18	—	26
Amortization of customer acquisition costs[2]	12	11	1	4	—	28
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	4	—	—	4
Acquisition and divestiture integration and transaction costs[3]	—	—	—	7	16	23
Deactivation costs	—	6	3	—	—	9
(Gain) on sale of assets	—	(3)	—	—	—	(3)
Other non-recurring charges	(45)	1	(2)	3	1	(42)
Mark to market (MtM) (gains)/losses on economic hedges	(334)	152	118	—	—	(64)
Adjusted EBITDA	$504	$77	$28	$217	$(7)	$819
1 This schedule reflects 2023 results under the harmonization of the Adjusted EBITDA definition
2 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized costs related to commissions and other costs related to securing the new customer
3 Includes stock-based compensation of $3 million

Second Quarter 2023 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$2,515	$2,458	$870	$444	$(6)	$6,281
Cost of fuel, purchased power and other cost of sales[2]	1,587	2,144	742	41	(5)	4,509
Economic gross margin	928	314	128	403	(1)	1,772
Operations & maintenance and other cost of operations[3]	267	117	58	53	(1)	494
Selling, marketing, general and administrative[4]	157	123	52	134	5	471
Other	—	(3)	(10)	(1)	2	(12)
Adjusted EBITDA	$504	$77	$28	$217	$(7)	$819
1 Excludes MtM gain of $75 million and contract amortization of expense of $8 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes other non-recurring charges of ($45) million, deactivation costs of $9 million, stock-based compensation of $2 million, ARO expenses of ($1) million and amortization of customer acquisition costs of $1 million
4 Excludes amortization of customer acquisition costs of $27 million and stock-based compensation of $24 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$6,348	$8	$(75)	$—	$—	$6,281
Cost of operations (excluding depreciation and amortization shown below)[1]	4,502	18	(11)	—	—	4,509
Depreciation and Amortization	315	(315)	—	—	—	—
Gross margin	1,531	305	(64)	—	—	1,772
Operations & maintenance and other cost of operations	460	—	—	(9)	43	494
Selling, marketing, general & administrative	522	—	—	—	(51)	471
Other	241	(226)	—	—	(27)	(12)
Net Income/(Loss)	$308	$531	$(64)	$9	$35	$819
1 Excludes Operations & maintenance and other cost of operations of $460 million
2 Other adj. includes amortization of customer acquisition costs of $28 million, stock-based compensation of $26 million, acquisition and divestiture integration and transaction costs of $23 million, NRG share of adjusted EBITDA in unconsolidated affiliates of $4 million. other non-recurring charges of ($42) million, gain on sales of assets ($3) million and ARO expenses of ($1) million

Appendix Table A-2: Second Quarter 2022 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss)1:

($ in millions)	Texas	East	West/Services/ Other	Corp/Elim	Total
Net Income/(Loss)	$762	$(12)	$24	$(261)	$513
Plus:
Interest expense, net	—	(2)	8	88	94
Income tax	—	(1)	11	142	152
Depreciation and amortization	77	50	22	8	157
ARO Expense	3	5	1	—	9
Contract and emission credit amortization, net	(2)	(25)	5	—	(22)
EBITDA	840	15	71	(23)	903
Stock-based compensation	4	2	2	—	8
Amortization of customer acquisition costs[2]	12	7	1	—	20
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	17	—	17
Acquisition and divestiture integration and transaction costs	—	—	—	14	14
Deactivation costs	—	5	—	—	5
(Gain)/loss on sale of assets	12	—	(44)	—	(32)
Other non-recurring charges	1	20	(5)	(1)	15
Impairments	—	155	—	—	155
Mark to market (MtM) (gains)/losses on economic hedges	(606)	(136)	23	—	(719)
Adjusted EBITDA	$263	$68	$65	$(10)	$386
1 In 2022, Stock-based compensation and Amortization of customer acquisition costs were not excluded from Adjusted EBITDA. This schedule reflects 2022 results under the harmonization of the Adjusted EBITDA definition
2 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized costs related to commissions and other costs related to securing the new customer

Second Quarter 2022 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/Services/ Other	Corp/Elim	Total
Revenue[1]	$2,693	$3,631	$1,116	$3	$7,443
Cost of fuel, purchased power and other cost of sales[2]	2,039	3,339	961	4	6,343
Economic gross margin	654	292	155	(1)	1,100
Operations & maintenance and other cost of operations[3]	242	122	54	(1)	417
Selling, marketing, general & administrative[4]	148	107	57	10	322
Other	1	(5)	(21)	—	(25)
Adjusted EBITDA	$263	$68	$65	$(10)	$386
1 Excludes MtM loss of $148 million and contract amortization of $13 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes other non-recurring charges of $15 million, ARO expense of $9 million, deactivation costs of $5 million
4 Excludes amortization of customer acquisition costs of $20 million, stock-based compensation of $8 million and acquisition and integration costs of $1 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$7,282	$13	$148	$—	$—	$7,443
Cost of operations (excluding depreciation and amortization shown below)[1]	5,441	35	867	—	—	6,343
Depreciation and amortization	157	(157)	—	—	—	—
Gross margin	1,684	135	(719)	—	—	1,100
Operations & maintenance and other cost of operations	446	—	—	(5)	(24)	417
Selling, marketing, general & administrative	351	—	—	—	(29)	322
Other	374	(246)	—	—	(153)	(25)
Net Income/(Loss)	$513	$381	$(719)	$5	$206	$386
1 Excludes Operations & maintenance and other cost of operations of $446 million
2 Other adj. includes impairments costs of $155 million, amortization of customer acquisition costs of $20 million, NRG share of adjusted EBITDA in unconsolidated affiliates of $17 million, other non-recurring charges of $15 million, acquisition and divestiture integration and transaction costs of $14 million, ARO expenses of $9 million, stock-based compensation of $8 million and gain on sales of assets ($32) million

Appendix Table A-3: YTD Second Quarter 2023 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss)1:

($ in millions)	Texas	East	West/ Services/ Other	Vivint Smart Home[2]	Corp/Elim	Total
Net Income/(Loss)	$1,069	$(1,503)	$(433)	$(62)	$(98)	$(1,027)
Plus:
Interest expense, net	3	(10)	12	54	210	269
Income tax	—	1	(46)	—	(202)	(247)
Depreciation and amortization	148	60	47	232	18	505
ARO expense	4	1	—	—	—	5
Contract and emission credit amortization, net	4	99	6	—	—	109
EBITDA	1,228	(1,352)	(414)	224	(72)	(386)
Stock-based compensation	11	4	2	22	—	39
Amortization of customer acquisition costs[3]	26	22	2	4	—	54
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	8	—	—	8
Acquisition and divestiture integration and transaction costs[4]	—	—	—	37	58	95
Deactivation costs	—	10	6	—	—	16
(Gain) on sale of assets	—	(202)	—	—	—	(202)
Other non-recurring charges	(44)	2	—	3	—	(39)
Mark to market (MtM) (gains)/losses on economic hedges	(463)	1,907	436	—	—	1,880
Adjusted EBITDA	$758	$391	$40	$290	$(14)	$1,465
1 This schedule reflects 2023 results under the harmonization of the Adjusted EBITDA definition
2 Vivint Smart Home acquired in March 2023
3 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized costs related to commissions and other costs related to securing the new customer
4 Includes stock-based compensation of $23 million

YTD Second Quarter 2023 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Vivint Smart Home[1]	Corp/Elim	Total
Revenue[2]	$4,549	$6,610	$2,177	$592	$(5)	$13,923
Cost of fuel, purchased power and other cost of sales[3]	2,954	5,744	1,927	52	(3)	10,674
Economic gross margin	1,595	866	250	540	(2)	3,249
Operations & maintenance and other cost of operations[4]	529	220	127	71	(2)	945
Selling, general and administrative costs[5]	309	258	101	180	12	860
Other	(1)	(3)	(18)	(1)	2	(21)
Adjusted EBITDA	$758	$391	$40	$290	$(14)	$1,465
1 Vivint Smart Home acquired in March 2023
2 Excludes MtM gain of $166 million and contract amortization of $19 million
3 Includes TDSP expense, capacity and emission credits
4 Excludes other non-recurring charges of ($42) million, deactivation costs of $16 million, ARO expense of $5 million, amortization of customer acquisition costs of $3 million and stock-based compensation of $3 million
5 Excludes amortization of customer acquisition costs of $51 million, stock-based compensation of $36 million and acquisition and divestiture integration and transaction costs of $1 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$14,070	$19	$(166)	$—	$—	$13,923
Cost of operations (excluding depreciation and amortization shown below)[1]	12,810	(90)	(2,046)	—	—	10,674
Depreciation and amortization	505	(505)	—	—	—	—
Gross margin	755	614	1,880	—	—	3,249
Operations & maintenance and other cost of operations	930	—	—	(16)	31	945
Selling, general and administrative costs	948	—	—	—	(88)	860
Other	(96)	(22)	—	—	97	(21)
Net Income/(Loss)	$(1,027)	$636	$1,880	$16	$(40)	$1,465
1 Excludes Operations & maintenance and other cost of operations of $930 million
2 Includes acquisition and divestiture integration and transaction costs of $95 million, amortization of customer acquisition costs of $54 million, stock-based compensation of $39 million, NRG share of adjusted EBITDA in unconsolidated affiliates of $8 million, ARO expense of $5 million, gain on sale of assets ($202) million and other non-recurring charges of ($39) million

Appendix Table A-4: YTD Second Quarter 2022 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net (Loss)/Income1:

($ in millions)	Texas	East	West/ Services/ Other	Corp/Elim	Total
Net Income/(Loss)	$1,533	$1,526	$154	$(964)	$2,249
Plus:
Interest expense, net	—	(3)	15	182	194
Income tax	—	(1)	10	714	723
Depreciation and amortization	154	127	43	16	340
ARO expense	6	7	3	—	16
Contract and emission credit amortization, net	(4)	122	7	—	125
EBITDA	1,689	1,778	232	(52)	3,647
Stock-based compensation	7	3	4	—	14
Amortization of customer acquisition costs[2]	26	14	1	—	41
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	35	—	35
Acquisition and divestiture integration and transaction costs	—	—	—	24	24
Deactivation costs	—	9	—	—	9
(Gain)/loss on sale of assets	12	—	(43)	2	(29)
Other non-recurring charges	(1)	23	(11)	11	22
Impairments	—	155	—	—	155
Mark to market (MtM) (gains)/losses on economic hedges	(1,259)	(1,582)	(155)	—	(2,996)
Adjusted EBITDA	$474	$400	$63	$(15)	$922
1 In 2022, Stock-based compensation and Amortization of customer acquisition costs were not excluded from Adjusted EBITDA. This schedule reflects 2022 results under the harmonization of the Adjusted EBITDA definition.
2 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized costs related to commissions and other costs related to securing the new customer

YTD Second Quarter 2022 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Corp/Elim	Total
Revenue[1]	$4,715	$8,485	$2,278	$3	$15,481
Cost of fuel, purchased power and other cost of sales[2]	3,496	7,606	2,017	5	13,124
Economic gross margin	1,219	879	261	(2)	2,357
Operations & maintenance and other cost of operations[3]	469	253	111	(1)	832
Selling, marketing, general & administrative[4]	280	231	112	18	641
Other	(4)	(5)	(25)	(4)	(38)
Adjusted EBITDA	$474	$400	$63	$(15)	$922
1 Excludes MtM loss of $281 million and contract amortization of $22 million
2 Includes TDSP expenses, capacity and emissions credits
3 Excludes ARO expense of $16 million, deactivation expense of $9 million, other non-recurring charges of $8 million, amortization of customer acquisition costs of $1 million and stock-based compensation costs of $1 million
4 Excludes amortization of customer acquisition costs of $40 million, stock-based compensation costs of $13 million and acquisition and divestiture integration and transaction costs of $4 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$15,178	$22	$281	$—	$—	$15,481
Cost of operations (excluding depreciation and amortization shown below)[1]	9,950	(103)	3,277	—	—	13,124
Depreciation and amortization	340	(340)	—	—	—	—
Gross margin	4,888	465	(2,996)	—	—	2,357
Operations & maintenance and Other cost of operations	867	—	—	(9)	(26)	832
Selling, marketing, general & administrative	698	—	—	—	(57)	641
Other	1,074	(917)	—	—	(195)	(38)
Net Income/(Loss)	$2,249	$1,382	$(2,996)	$9	$278	$922
1 Excludes Operations & maintenance and other cost of operations of $867 million
2 Other adj. includes adjustment to reflect impairments of $155 million, amortization of customer acquisition costs of $41 million, NRG share of adjusted EBITDA in unconsolidated affiliates of $35 million, acquisition and divestiture integration and transaction costs of $24 million, other non-recurring charges of $22 million, ARO expense of $16 million, stock-based compensation costs of $14 million and gain on sale of assets of ($29) million

Appendix Table A-5: 2023 and 2022 Three Months Ended June 30 Free Cash Flow before Growth Investments (FCFbG)

The following table summarizes the calculation of FCFbG, providing a reconciliation to Cash provided by operating activities:

	Three Months Ended
($ in millions)	June 30, 2023	June 30, 2022
Adjusted EBITDA	$819	$386
Interest payments, net	(114)	(83)
Income tax	(36)	(54)
Net deferred revenue[1]	121	14
Amortization of customer fulfillment costs[2]	(6)	—
Capitalized contract costs[3]	(243)	(4)
Collateral / working capital / other assets and liabilities	29	1,254
Cash provided by operating activities	570	1,513
Winter Storm Uri securitization, C&I credits, and remaining open accounts receivables	—	(649)
Net receipts from settlement of acquired derivatives that include financing elements	(18)	389
Acquisition and divestiture integration and transaction costs[4]	19	14
Encina site improvement	4	4
GenOn settlement	—	4
Adjustment for change in collateral	(57)	(1,114)
Nuclear decommissioning trust liability	(17)	(3)
Effect of exchange rate changes on cash and cash equivalents	—	(3)
Adjusted cash provided by operating activities	501	155
Maintenance capital expenditures, net[5]	(113)	(58)
Net cash for growth initiatives	37	—
Free Cash Flow before Growth Investments (FCFbG)	$425	$97
1 The cash impact of deferred revenue is the net change in the balance sheet from capitalizing proceeds received from installation and equipment sales and then recognizing those proceeds as revenue on a straight-line basis over the expected period of benefit.
2 Amortization of customer fulfillment costs, which are included in the calculation of Adjusted EBITDA, is the income statement recognition of capitalized contract costs related to the sale and installation of equipment necessary for a customer to receive the Vivint Smart Home service.
3 Capitalized contract costs represents the costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts; these costs include installed products, commissions, other compensation and cost of installation of new or upgraded customer contracts; these costs are amortized on a straight-line basis over the expected period of benefit.
4 Three months ended June 30, 2023 excludes $4 million non-cash stock-based compensation.
5 Includes W.A. Parish Unit 8 and Limestone Unit 1 insurance recoveries related to property, plant and equipment.

Appendix Table A-6: 2023 and 2022 Six Months Ended June 30 Free Cash Flow before Growth Investments (FCFbG)

The following table summarizes the calculation of FCFbG, providing a reconciliation to Cash (used)/provided by operating activities:

	Six Months Ended
($ in millions)	June 30, 2023	June 30, 2022
Adjusted EBITDA	$1,465	$922
Interest payments, net	(205)	(178)
Income tax	(32)	(36)
Net deferred revenue[1]	119	(36)
Amortization of customer fulfillment costs[2]	(6)	—
Capitalized contract costs[3]	(299)	19
Collateral / working capital / other assets and liabilities	(2,070)	2,498
Cash (used)/provided by operating activities	(1,028)	3,189
Winter Storm Uri securitization, C&I credits and remaining open receivables	—	(624)
Net receipts from settlement of acquired derivatives that include financing elements	318	950
Acquisition and divestiture integration and transaction costs[4]	75	24
Astoria fees	3	—
Encina site improvement	7	9
GenOn settlement	—	4
Adjustment for change in collateral	1,355	(3,121)
Nuclear decommissioning trust liability	(5)	7
Effect of exchange rate changes on cash and cash equivalents	3	—
Adjusted cash provided by operating activities	728	438
Maintenance capital expenditures, net[5]	(154)	(101)
Environmental capital expenditures	—	(1)
Net cash for growth initiatives	54	—
Free Cash Flow before Growth Investments (FCFbG)	628	336
1 The cash impact of deferred revenue is the net change in the balance sheet from capitalizing proceeds received from installation and equipment sales and then recognizing those proceeds as revenue on a straight-line basis over the expected period of benefit.
2 Amortization of customer fulfillment costs, which are included in the calculation of Adjusted EBITDA, is the income statement recognition of capitalized contract costs related to the sale and installation of equipment necessary for a customer to receive the Vivint Smart Home service.
3 Capitalized contract costs represents the costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts; these costs include installed products, commissions, other compensation and cost of installation of new or upgraded customer contracts; these costs are amortized on a straight-line basis over the expected period of benefit.
4 Six months ended June 30, 2023 excludes $20 million non-cash stock-based compensation.
5 Includes W.A. Parish Unit 8 and Limestone Unit 1 insurance recoveries related to property, plant and equipment.

Appendix Table A-7: Six Months Ended June 30, 2023 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity for the six months ending June 30, 2023:

($ in millions)	Six months ended June 30, 2023
Sources:
Adjusted cash provided by operating activities	728
Increase in NRG revolving credit facility	645
Increase in availability of collective collateral facilities	1,182
Proceeds of revolving credit facility and receivables securitization facilities	700
Proceeds from issuance of long-term debt	731
Proceeds from issuance of preferred stock, net of fees	635
Proceeds from sale of assets, net of cash disposed	229
Uses:
Payments for acquisitions of businesses and assets, net of cash acquired	(2,498)
Payments of dividends	(174)
Maintenance capital expenditures, net	(154)
Cash collateral paid in support of energy risk management activities	(10)
Investments and integration capital expenditures	(49)
Acquisition and divestiture integration and transaction costs[1]	(75)
Net purchases of emission allowances	(25)
Payments of debt issuance costs	(22)
Payments for share repurchase activity	(16)
Encina site improvement	(7)
Other investing and financing	(15)
Change in Total Liquidity	$1,805
1 Excludes $20 million non-cash stock-based compensation.

Appendix Table A-8: 2023 Guidance Reconciliations
The following table summarizes the calculation of Adjusted EBITDA providing reconciliation to Net Income, and the calculation of FCFbG providing a reconciliation to Cash provided by operating activities:

2023
($ in millions)	Guidance
Net Income[1]	$ 805 - 1,045
Interest expense, net	580
Income tax	310
Depreciation and amortization	1,110
ARO expense	20
Amortization of customer acquisition costs[2]	120
Stock-based compensation[3]	75
Acquisition and divestiture integration and transaction costs	180
Other costs[4]	(190)
Adjusted EBITDA[5]	3,010 - 3,250
Interest payments, net	(560)
Income tax	(95)
Net deferred revenue[6]	215
Amortization of customer fulfillment costs[7]	35
Capitalized contract costs	(690)
Working capital / other assets and liabilities[8]	(305)
Cash provided by operating activities	1,610 - 1,850
Acquisition and other costs[8]	210
Adjusted cash provided by operating activities	1,820 - 2,060
Maintenance capital expenditures, net[9]	(270) - (290)
Environmental capital expenditures	(10) - (15)
Net cash for growth initiatives	90
Free Cash Flow before Growth Investments (FCFbG)	$ 1,620 - 1,860
1 For purposes of guidance, fair value adjustments related to derivatives are assumed to be zero.
2 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized costs related to commissions and other costs related to securing the new customer. NRG amortization of customer acquisition costs, excluding Vivint Smart Home, is expected to be $90 million and Vivint Smart Home is expected to be $30 million.
3 NRG stock-based compensation, excluding Vivint Smart Home, is expected to be $30 million and Vivint Smart Home is expected to be $45 million.
4 Includes adjustments for sale of assets, adjustments to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates, deactivation costs, and other non-recurring expenses.
5 Vivint Smart Home's customer fulfillment costs are expected to be $35 million and is shown in Cash provided by Operating Activities.
6 The cash impact of deferred revenue is the net change in the balance sheet from capitalizing proceeds received from installation and equipment and then recognizing those proceeds as revenue on a straight-line basis over the expected period of benefit.
7 Amortization of customer fulfillment costs, which are included in the calculation of adjusted EBITDA, is the income statement recognition of capitalized contract costs related to the installation of equipment necessary for a customer to receive the Vivint Smart Home service.
8 Working capital / other assets and liabilities includes payments for acquisition and divestiture integration and transition costs, which is adjusted in Acquisition and other costs.
9 Maintenance capital expenditures, net includes W.A. Parish Unit 8 and Limestone Unit 1 expected insurance recoveries related to property, plant and equipment.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest expense (including loss on debt extinguishment), income taxes, depreciation and amortization, asset retirement obligation expenses, contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. As NRG defines it, Adjusted EBITDA represents EBITDA excluding the impact of stock-based compensation, amortization of customer acquisition costs (primarily amortized commissions), impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, adjustments to exclude the Adjusted EBITDA related to the non-controlling interest, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items, plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments.  The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of NRG's financial statements in evaluating its operating performance because it provides an additional tool to compare business performance across companies and across periods and adjusts for items that we do not consider indicative of NRG’s future operating performance. This measure is widely used by debt-holders to analyze operating performance and debt service capacity and by equity investors to measure our operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.
Adjusted Cash provided by operating activities is a non-GAAP measure NRG provides to show cash Cash provided/(used) by operating activities with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration, related restructuring costs, changes in the nuclear decommissioning trust liability, and the impact of extraordinary, unusual or non-recurring items. The Company provides the reader with this alternative view of Cash provided/(used) by operating activities because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger, integration related restructuring costs as they are one time and unique in nature and do not reflect ongoing Cash Flows from Operating Activities and they are fully disclosed to investors. The company excludes changes in the nuclear decommissioning trust liability as these amounts are offset by changes in the decommissioning fund shown in Cash Flows from Investing Activities.

Free Cash Flow before Growth Investments is Adjusted Cash provided by operating activities less maintenance and environmental capital expenditures, net of funding and insurance recoveries related to property, plant and equipment, dividends from preferred instruments treated as debt by ratings agencies, and distributions to non-controlling interests and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on Free Cash Flow before Growth Investments as a measure of cash available for discretionary expenditures.

Free Cash Flow before Growth Investments is utilized by Management in making decisions regarding the allocation of capital. Free Cash Flow before Growth Investments is presented because the Company believes it is a useful tool for assessing the financial performance in the current period. In addition, NRG’s peers evaluate cash available for allocation in a similar manner and accordingly, it is a meaningful indicator for investors to benchmark NRG's performance against its peers. Free Cash Flow before Growth Investments is a performance measure and is not intended to represent Net Income/(Loss), Cash provided/(used) by operating activities (the most directly comparable U.S. GAAP measure), or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.